UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2015

(Exact name of registrant as specified in charter)

001-11302

(Commission File Number)

OHIO	34-6542451
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers

On March 30, 2015, Robert L. Morris, KeyCorp’s Principal Accounting Officer, announced that he will retire effective May 29, 2015.

Mr. Morris will be succeeded as Principal Accounting Officer, effective May 29, 2015, by Douglas M. Schosser. Mr. Morris and Mr. Schosser will work closely together to ensure a smooth and successful transition.

Since September of 2014, Mr. Schosser, age 44, has served as KeyCorp’s Integration Manager overseeing all aspects of the integration of Pacific Crest Securities and KeyBanc Capital Markets. Prior to taking on the role of Integration Manager, beginning in February of 2010, Mr. Schosser held the position of Chief Financial Officer for Key’s Corporate Bank.

In connection with his appointment, Mr. Schosser will become eligible to participate in the Key executive health program and will enter into a KeyCorp Change of Control Agreement (Tier II). Mr. Schosser will continue to be subject to Key’s incentive compensation policies, will be required to defer 50% of the sum of his annual and long-term incentive compensation and will be subject to certain adjustments to reflect risk balancing. He will also continue to be subject to standard restrictions against disclosing or using confidential information and soliciting our customers and employees. There is no arrangement or understanding between Mr. Schosser and any other person pursuant to which he was selected to become an officer of KeyCorp and there are no family relationships between Mr. Schosser and any of Key’s directors or executive officers. There are no transactions to which Key is a party and in which Mr. Schosser has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP
(Registrant)

Date: March 30, 2015		/s/ Donald R. Kimble
	By:	Donald R. Kimble
Chief Financial Officer